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                                                                   Exhibit 99.1



                      APPLIED GRAPHICS TECHNOLOGIES EFFECTS
                               REVERSE STOCK SPLIT


         NEW YORK, DECEMBER 5, 2000 - Applied Graphics Technologies, Inc. (NASDAQ: AGTX), the country's largest provider of outsourced digital media asset management services, today announced that it has effected a two-for-five reverse stock split of the Company's common stock. The Company's stockholders approved the reverse stock split at the Annual Meeting held on November 21, 2000. The reverse split will reduce the number of shares of common stock issued and outstanding from 22,584,282 to approximately 9,033,712. The action was taken with the intent of attempting to meet the listing requirement of the Nasdaq National Market to maintain a minimum bid price of $5.00 per share.
         On December 5, 2000, the record date for the reverse stock split, each five shares of outstanding common stock was automatically reclassified and converted into two shares of the Company's common stock. In addition, the number of shares of common stock that may be purchased upon the exercise of outstanding stock options was automatically reduced in the same ratio as the reduction in the outstanding shares and the per share exercise price was increased in direct proportion to the reverse stock split ratio. No fractional shares of new common stock will be issued. Holders of common stock who are entitled to receive fractional shares will instead receive a cash payment for their fractional shares on the basis of a price of $2.0625 per share. The Company's transfer agent will send a notice to stockholders promptly concerning the reverse stock split and the procedures for obtaining a new stock certificate evidencing the post-reverse stock split shares.
         Applied Graphics Technologies, Inc. provides digital media production services across all forms of media, including print, broadcast and the Internet and is a leading application service provider for the on-line management of brands. AGT offers a variety of digital imaging and related services to major corporations, which include magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers, retailers, and consumer goods and packaging companies. From locations across the United States, the United Kingdom and Australia, AGT supplies a complete range of services that are tailored to provide solutions for specific customer needs, with a focus on improving and standardizing the management and delivery of visual communications for clients on a local, national and international basis.

         Additionally, AGT provides a wide range of advertising and marketing-related creative services for customers, primarily in retailing. These services include assistance in creation of newspaper advertising campaigns, development of in-store and collateral media and photographic services. AGT also provides content management and the volume reproduction and distribution of television and radio commercials to broadcast and cable media for ad agencies and their clients. Finally, through its Devon Publishing Group, AGT is a leading publisher of alternative greeting cards, calendars and fine art and other prints and wall decor items.

         Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http://www.agt.com.